EXHIBIT 11.0


                KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

                   COMPUTATION OF EARNINGS PER COMMON SHARE

                                              Three months ended    Nine months ended
                                                 September 30,         September 30,
                                              ------------------    -----------------
                                                1999       1998        1999      1998
                                              -------   --------    -------   -------
                                              (in thousands, except per share amounts)
                                                                               <C.
Net earnings (loss)                           $ 6,864   $(6,571)     $17,467   $ 5,144
                                               ======    ======       ======    ======

Basic earnings (loss) per share:
Weighted average number of common
  shares outstanding                           20,117    21,175       20,192    22,181
                                               ======    ======       ======    ======

     Basic earnings (loss) per share          $   .34   $  (.31)     $   .87   $   .23
                                               ======    ======       ======    ======

Diluted earnings (loss) per share:
Weighted average number of common shares
  outstanding                                  20,117    21,175       20,192    22,181
Dilutive shares applicable to stock options       170        --          130       306
                                               ------    ------       ------    ------

     Shares applicable to diluted earnings     20,287    21,175       20,322    22,487
                                               ======    ======       ======    ======

     Diluted earnings (loss) per share        $   .34   $  (.31)     $   .86   $   .23
                                               ======    ======       ======    ======